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+----------+
| FORM 3/A |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+----------+                  Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

         Dadson,                   Stephen                          Eardley
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        (Last)                      (First)                        (Middle)

     8980 Fraserwood Court, Unit 10
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                                   (Street)

    Burnaby,                 British Columbia, Canada V51 5H7
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)         December 18, 2000
                                                               -----------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)   NA
                --------------
4.  Issuer Name and Ticker or Trading Symbol
    Digital Village World Technologies Inc. (DVWT)

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
      X  Director     X  Officer             ___ 10% Owner    ___ Other
    ----            ----
                     (give title below)                       (specify below)
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

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        Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership        4. Nature of
   of                 Securities Bene-     Indirect (I)        Indirect Bene-
   Security           ficially Owned       (Instr.5)           ficial Ownership
   (Instr. 4)         (Instr. 4)                               (Instr. 5)
                                                               spouse of
                                                               registered and
                                                               beneficial owner

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
1,000,000
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Common Stock
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction 5(b)
(v) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)  Table II--Derivative Securities Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities
    Security (Instr. 4)           cisable and      Underlying Derivative Security
                                  Expiration       (Instr. 4)
                                  Date
                                  (Month/Day/
                                  Year)
                              ----------------------------------------------------
                               Date      Expira-                        Amount or
Not Applicable                 Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
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

Explanation of Responses: This Amendment is to correct the number of shares held by Mr. Dadson

                              /s/ Stephen Dadson               October 11, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.